                                                                      EXHIBIT 12

                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)

(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                              SIX MONTHS                      YEAR ENDED DECEMBER 31
                                ENDED       ----------------------------------------------------------
                            JUNE 30, 2003     2002         2001        2000        1999        1998
                            -------------   ---------   ---------   ---------    ---------   ---------
Fixed charges                 $  41,247     $ 169,148   $ 362,327   $ 540,605    $ 502,933   $ 673,233
Preferred stock dividends        10,138        20,362      20,446      24,260       22,556      22,342
                              ---------     ---------   ---------   ---------    ---------   ---------
Combined fixed charges
   and preferred stock
   dividends                  $  51,385     $ 189,510   $ 382,773   $ 564,865    $ 525,489   $ 695,575
                              =========     =========   =========   =========    =========   =========

Fixed charges                 $  41,247     $ 169,148   $ 362,327   $ 540,605    $ 502,933   $ 673,233
Net income (loss)                32,784        96,123     106,276     (51,486)      57,909    (234,764)
                              ---------     ---------   ---------   ---------    ---------   ---------
                              $  74,031     $ 265,271   $ 468,603   $ 489,119    $ 560,842   $ 438,469
                              =========     =========   =========   =========    =========   =========
Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends                     1.44:1        1.40:1      1.22:1      0.87:1       1.07:1      0.63:1
                              =========     =========   =========   =========    =========   =========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                             SIX MONTHS                       YEAR ENDED DECEMBER 31
                                ENDED       ----------------------------------------------------------
                            JUNE 30, 2003      2002        2001        2000         1999        1998
                            -------------   ---------   ---------   ---------    ---------   ---------
Fixed charges                 $  15,898     $  53,079   $ 164,422   $ 303,126    $ 232,852   $ 332,985
Preferred stock dividends        10,138        20,362      20,446      24,260       22,556      22,342
                              ---------     ---------   ---------   ---------    ---------   ---------
Combined fixed charges
   and preferred stock
   dividends                  $  26,036     $  73,441   $ 184,868   $ 327,386    $ 255,408   $ 355,327
                              =========     =========   =========   =========    =========   =========
Fixed charges                 $  15,898     $  53,079   $ 164,422   $ 303,126    $ 232,852   $ 332,985
Net income (loss)                32,784        96,123     106,276     (51,486)      57,909    (234,764)
                              ---------     ---------   ---------   ---------    ---------   ---------
                              $  48,682     $ 149,202   $ 270,698   $ 251,640    $ 290,761   $  98,221
                              =========     =========   =========   =========    =========   =========
Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends                     1.87:1        2.03:1      1.46:1      0.77:1       1.14:1      0.28:1
                              =========     =========   =========   =========    =========   =========